UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2012

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

  N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by BioScrip, Inc. (the “Company”), on or about May 14, 2012, Hai Tran will succeed Mary Jane Graves as Chief Financial Officer. Per the terms of her previously filed Engagement Letter, dated January 31, 2011, Ms. Graves will remain a consultant to the Company during the transition. Further, on May 7, 2012, in recognition of Ms. Graves’ service as Interim Chief Financial Officer for the Company and her continued assistance as a consultant through the transition period, the board of directors (the “Board”) approved the acceleration of the vesting of 33,333 shares of Common Stock under the SAR Agreement (defined below) effective upon the date that is six months following her termination of service as Interim Chief Financial Officer (the “Acceleration Date”), provided that Ms. Graves, individually or through an entity that she controls, remains a consultant to the Company through the Acceleration Date. Pursuant to the terms of the SAR Agreement, any remaining unvested Common Stock Appreciation Rights shall be forfeited upon termination of her engagement as a consultant for the Company. As previously reported on Form 4 filed with the SEC on April 26, 2011, the Board granted Ms. Graves, 100,000 shares of Common Stock Appreciation Rights for the Company’s Common Stock, par value $0.0001 pursuant to a Cash-Only Stock Appreciation Right Agreement dated April 26, 2011 (the “SAR Agreement”). Under the Agreement, the SARs were to vest in three annual installments commencing on the first anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: May 11, 2012		/s/ Kimberlee C. Seah
	By:	Kimberlee C. Seah
Senior Vice President and General Counsel